Exhibit 10.51

AMENDMENT NO. 4

TO THE

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amendment No. 4 to the Amended and Restated Employment Agreement is made as of December 15, 2009 by and among FGX International Inc., a Delaware corporation (the “Company”) and John H. Flynn, Jr., a resident of the State of Rhode Island (the “Executive”).

WHEREAS, the Company and the Executive are parties to a certain Amended and Restated Employment Agreement dated as of February 18, 2008, as amended through November 6, 2009 (the “Agreement”);

WHEREAS, in connection with the execution of that certain Agreement and Plan of Merger among Essilor International (“Parent”), 1234 Acquisition Sub Inc., an indirect wholly-owned subsidiary of Parent, and FGX International Holdings, Limited, dated as of December 15, 2009 (the “Merger Agreement”), the Company and the Executive have entered into Amendment No. 3 to the Amended and Restated Employment, to be effective as of December 15, 2009 (“Amendment No. 3”), which amendment provides that it shall be of no force and effect if the Merger Agreement is terminated prior to consummation of the transactions contemplated thereby;

WHEREAS, pursuant to and in accordance with Section 13 of the Agreement, the Company and the Executive desire to amend the Agreement in order to provide for compliance with Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, as more fully set forth in Item 7 of this Amendment No. 4, certain of the amendments set forth in this Amendment No. 4 shall become effective only if Amendment No. 3 is no longer of any force and effect due to termination of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing promises and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.             Section 1 of the Agreement is restated in its entirety to read as follows:

The term of Executive’s Employment by the Company pursuant to this Agreement (the “Employment Period”) shall commence on the date hereof (the “Effective Date”) and shall continue until terminated as provided herein; provided, however, that if a Change in Control shall have occurred during the Employment Period, the Employment Period shall expire no earlier than twenty-four (24) months beyond the month in which such Change in Control occurred.  For purposes of this Agreement, “Termination Date” means the date on which the Employment Period ends.

2.             Section 6.3(a) is amended in its entirety to read as follows:

(a)   Without Cause.  If the Company terminates Executive’s employment without Cause, or if Executive terminates his employment pursuant to Section 6.2 hereof, then, subject to Section 8, the Company shall provide Executive with a severance package for two years, commencing on the first business day of the third month following the effective date of such termination, which shall consist of the following:  (x) payment on the first business day of the month of an amount equal to one-twelfth of Executive’s then current Salary under Section 3(a) hereof; (y) payment on the first business day of each month of an amount equal to one-twelfth of Executive’s Annual Target Bonus Amount (as defined in Section 3(b) above) for the year of termination, provided, however, that the first payment to be made under clauses (x) and (y) of this Section 6(c)(i) shall be an amount equal to three-twelfths of such Salary and Annual Target Bonus amounts; and (z) continuation of all benefits under Section 4(a) hereof at the same cost to Executive as is applicable to active employees of the Company (with the Executive being entitled to reimbursement by the Company of any amounts paid by the Executive due to the delay in the commencement of such benefit pursuant to this sentence); provided, however, that benefits under Section 4(a) shall be discontinued as of the date on which Executive is provided comparable benefits from any other source.  Notwithstanding anything herein to the contrary, each severance payment shall be deemed to be a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.

3.             Section 6.3(b) of the Agreement is amended in its entirety to read as follows:

                (b)   General Release.  Notwithstanding any other provision of this Agreement to the contrary, as a condition precedent to receiving any severance payment Executive shall execute, not later than forty-five (45) days following (and not prior to) the effective date of such termination of employment, a general release of any and all claims which Executive or his heirs, executors, agents or assigns might have against the Company, its subsidiaries, affiliates, successors, assigns and its past, present and future executives, officers, directors, agents and attorneys, except for claims arising under this agreement or any benefit plan in which Executive is a participant (other than any such plan providing a benefit in the nature of a severance benefit) or for any right to indemnification to which Executive may be entitled as an officer and director of the Company.

4.             The first sentence of Section 6(d)(1) of the Agreement is restated in its entirety to read as follows:

Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this agreement or otherwise (a “Payment”) would constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Code, and thus would result in the Executive incurring an excise tax under Section 4999 of the code, then amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall be reduced to the Reduced Amount, but only if and to the extent that the after-tax value to the Executive of reduced Agreement Payments would exceed the after-tax value to the Executive of the Agreement Payments received by the Executive without application of such reduction; provided, that such reduction shall occur in the following order:  (1) cash payments subject to Section 409A of the Code; (2) cash payments not subject to Section 409A of the Code; and (3) non-cash forms of benefits; and provided, further, that to the extent any payment to be reduced pursuant to this sentence is to be made over time (e.g., in installments, etc.), then such payments shall be reduced in reverse chronological order.

5.             The first two sentences of Section 8(a) of the Agreement are restated in their entirety to read as follows:

If Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason within six (6) months before and in anticipation of, or twenty-four (24) months after, a Change in Control (as defined in Paragraph (b) of this Section 8), Executive shall be entitled to receive a supplemental bonus payment (the “Change in Control Payment”) from the Company equal to two (2) times the sum of (x) the Executive’s then current Base Salary plus (y) Executive’s Annual Target Bonus Amount (as defined in Section 3(b) above) for the year in which Executive’s employment is terminated or, if greater, for the year in which the Change in Control occurs.  The Change in Control Payment shall be paid to Executive within fifteen (15) days after: (i) the Change in Control if Executive’s employment was terminated within six (6) months before the Change in Control; or (ii) the termination of Executive’s employment by the Company if Executive’s employment terminates within twenty-four (24) months after the Change in Control.

6.             The following is added as a new final sentence of Section 8(a) of the Agreement:

Notwithstanding any other provision of this Agreement, in the event that the event constituting a Change in Control is not a “change in control event” within the meaning of Section 409A of the Code:  (1) an amount equal to the excess, if any, of (x) the Change in Control Payment over (y) the aggregate amount that would have been paid to the Executive under clauses (x) and (y) of Section 6.3(a) hereof if such termination had occurred absent a Change in Control, shall be paid to the Executive as provided in the second sentence of this Section 8(a); and (2) the remaining amount of the Change in Control Payment shall be paid in accordance with Section 6.3(a).

7.             Effective Dates of Amendment No. 4.  Items 4, 7 and 8 of this Amendment No. 4 shall be effective as of December 15, 2009.  Items 1, 2, 3, 5 and 6 of this Amendment No. 4 shall become effective, if at all, on the date that the Merger Agreement is terminated prior to consummation of the transactions contemplated thereby.

8.             Except as expressly provided herein, no other modifications or amendments to the Agreement are being made and, with the exception of the amendment set forth herein, the terms and conditions of the Agreement are hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 4 as of the date first written above.

FGX INTERNATIONAL INC.

/s/ ALEC TAYLOR
By: Alec Taylor
Title: Chief Executive Officer

EXECUTIVE

/s/ JOHN H. FLYNN, JR.
John H. Flynn, Jr.